BIOFORCE                  1415 Golden Aspen Drive            PHN 1-515.233.8333
NANOSCIENCES              Suite 101                          FAX 1-515.233.8337
                          Ames, IA  50010-8090 USA


FOR RELEASE: January 15, 2007, 9:30 a.m. EDT

Contact: Deb Happe, Director of Communications
                  515-233-8333, Ext. 123
                  dhappe@bioforcenano.com


               BIOFORCE NANOSCIENCES HIRES CHIEF FINANCIAL OFFICER

AMES, IA--BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH.OB) announced today the appointment of Gregory D. Brown as the company's chief financial officer
(CFO).

As CFO, Brown is responsible for all company accounting practices, including its financial strategy, as well as public company compliance requirements and fund raising.

"I am very pleased to have Greg join our executive team," says Eric Henderson, BioForce Nanosciences' chief executive officer and founder. "His extensive experience in financial and operational management roles with technology companies, including attracting and structuring equity investments and developing cost containment strategies, will make him a valuable contributor as we continue to execute on our growth strategy."

Brown joins BioForce Nanosciences from his CFO position with the Wisconsin company, BidRx, an Internet-based marketplace for consumer purchase of prescription pharmaceuticals. Prior to working at BidRx, Brown worked as the co-chief operating officer and partner at Residex Ventures. At Residex, Brown was responsible for the management of seven portfolio companies and optimizing their operational results and strategic direction.



About BioForce Nanosciences, Inc.
---------------------------------
BioForce Nanosciences, Inc. is a wholly owned subsidiary of BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH.OB). BioForce Nanosciences is a unique development stage company entering into commercialization with over a decade of research and accomplishment in the field of bionanotechnology. The Company has demonstrated the ability to take a product from concept to commercial sale. The innovative Nano eNabler(TM) molecular printer provides a platform for practical technology components for the life science professional. For more information, visit www.bioforcenano.com.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company's most recent filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.